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                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                                  NEWS RELEASE
                                OCTOBER 10, 2002


WICHITA, KS --- (PRIMEZONE) --- October 10, 2002 --- Total Entertainment Restaurant Corp. today announced that its Board of Directors has authorized a program to repurchase up to 500,000 shares of the Company's common stock. The Company said that the timing, price, quantity and manner of purchases will be made at the discretion of management and will depend upon market conditions. The Company said the repurchases may be effected through one or more trading plans that comply with current regulations and may be suspended at any time. The Company will fund the repurchase program through available bank credit facilities.

 Steve Johnson, Chief Executive Officer, stated "We have in the past increased shareholder value primarily through growth in new units and same store sales increases. However, we have seen the value of our stock in the last three months decline from $17.25 a share to a close yesterday of $6.08 during a period in which we have announced record sales and profits. Due to the current market valuation of our Company, we feel it is in the best interest of our shareholders to initiate a buy back plan at this time. This decision should not hinder our growth plans for the future. We currently have approximately $18 million available on our $20 million line of credit."

Johnson further stated "We are now five weeks into our fourth and final quarter of 2002 and we are comfortable that we will meet the consensus earnings estimates for the quarter and our 2002 fiscal year end of $.30 and $.68 per share, respectively. We are also comfortable with analysts' same store sales estimates of 2% for the quarter."

The Company currently operates 52 restaurants under the "Fox and Hound" and "Bailey's" brand names that each provide a social gathering place offering high quality food, drinks and entertainment in an upscale, casual environment.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbors created thereby. Certain factors could cause our actual results to differ materially from those described and anticipated by the forward-looking statements, including, without limitation, potential increases in food, alcohol, labor, and other operating costs, changes in competition, inability to find suitable new locations, changes in consumer preferences or spending patterns, changes in demographic trends, effectiveness of our operating and growth initiatives and promotional efforts, and changes in government regulation. Readers are cautioned not to place undue reliance on the forward-looking statements and the Company undertakes no obligation to publicly revise the forward-looking statements to reflect events or circumstances that arise after the date hereof or to reflect the occurrence of unanticipated events or circumstances. Further information about the factors that might affect the Company's financial and other results are included in the Company's 10-K, 10-Q, and most recent registration statement, filed with the Securities and Exchange Commission.